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                                                                    EXHIBIT 99.1



March 13, 2001


Dear Investors and Analysts,

This update briefly discusses Delta Air Lines, Inc.'s (Delta) expected financial performance for the March 2001 quarter and the status of pilot collective bargaining negotiations at Delta and Comair, Inc. (Comair).

Due to a reduced flight schedule, a weakening economy and signs of customer avoidance related to a possible pilot strike, Delta expects its operating revenue to be negatively impacted by approximately $300 to $350 million in the March 2001 quarter. Based on these factors, Delta expects to report a net loss of $85 to $110 million in the March 2001 quarter and estimates that its fully diluted loss per share will be in the range of $(0.70) to $(0.90) per share.

As a result of reduced overtime (or additional) flying by some Delta pilots, Delta proactively reduced its flight schedule by 2.7% for the March 2001 quarter from the previously planned level. The revenue impact from the reduced schedule is estimated to be $100 million. In addition, the current economic downturn has resulted in weaker business traffic, exacerbated by customer concern over a possible strike by Delta pilots. Delta expects these circumstances to result in a revenue shortfall of $200 to $250 million for the March 2001 quarter.

Attachment A provides updated guidance for certain financial and operational statistics for the March 2001 quarter.

Additionally, Delta expects its June 2001 quarterly results to be negatively impacted by continued economic weakness, customer avoidance due to a possible strike by Delta pilots and flight schedule reductions, potentially lowering revenues by an estimated $200 to $250 million for that period.

On February 28, 2001, Delta and the Air Line Pilots Association, International
(ALPA) jointly requested a proffer of arbitration from the National Mediation Board (NMB). ALPA represents Delta's approximately 9,800 pilots. In November 2000, Delta and ALPA agreed to make the request if a tentative agreement for a new collective bargaining agreement was not reached by February 28. As of March 13, 2001, the NMB has not acted upon this request and is under no obligation to honor the request. If the NMB proffers arbitration and at least one of the parties declines the proffer, the two parties will enter into a 30-day cooling off period. Negotiations typically continue during this period. At the end of the 30-day cooling period, the parties may engage in self help, unless a Presidential Emergency Board (PEB) is appointed. The appointment of a PEB maintains the "status quo" for an additional 60 days.

Comair is also in negotiations with ALPA, which represents Comair's approximately 1,400 pilots, on a new collective bargaining agreement. On February 25, 2001, the NMB released the parties from negotiations by making a proffer of arbitration. ALPA rejected that arbitration offer, which started a 30-day cooling off period that will end at 12:01am on March 26, 2001. During the cooling off period, ALPA will present Comair's contract offer to the Comair pilots for a ratification vote. The results of this vote are expected to be announced on or before March 19, 2001. If the pilots do not ratify Comair's contract offer, and if no agreement is reached before the end of the cooling off period, the parties may then engage in self help, unless a PEB is appointed.

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Statements in this letter which are not purely historical facts, including statements about our expectations, beliefs, intentions, or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or present expectations.

Factors that could cause these differences include, but are not limited to:

         -        general economic conditions;
         - competitive factors in our industry, including mergers and acquisitions;
         -        outcomes of negotiations on collective bargaining agreements;
         -        changes in aircraft fuel prices;
         - disruptions to operations due to adverse weather conditions, air-traffic control-related constraints and labor issues;
         -        fluctuations in foreign currency exchange rates;
         -        governmental actions;
         - the willingness of customers to travel generally and with us specifically; and
         -        the outcome of our litigation.

Caution should be taken not to place undue reliance on our forward-looking statements, which are current only as of the date of this letter. More detailed information about these risks and uncertainties can be read in Delta's past and future Forms 10-K and 10-Q and certain Forms 8-K filed with the Securities and Exchange Commission.


Sincerely,

Joe Kolshak
Director - Investor Relations

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                                                                    Attachment A


 CONSOLIDATED (INCLUDING ASA HOLDINGS, INC. AND COMAIR HOLDINGS, INC.) (*)

                                                                                                                    Projected
                                                                        Three Months Ending March 31,             Year-over-Year
                                                                       2001 (estimate)        2000               Percentage Change
                                                                    --------------------------------------------------------------
 Operating Cost Per Available Seat Mile                                     10.50(cent)         9.58(cent)             9.6%
 Operating Cost Per Available Seat Mile - Excluding Fuel                     9.10(cent)         8.42(cent)             8.1%
 Fuel Price Per Gallon (excluding fuel taxes)                               74.75(cent)        61.71(cent)            21.1%
 Fuel Gallons Consumed (000's)                                            702,000            702,582                  -0.1%
 Available Seat Miles (000's)
       System                                                          37,905,000         37,223,826                   1.8%
       North America                                                   29,402,000         29,867,725                  -1.6%
       International                                                    8,455,000          7,329,804                  15.4%
          Atlantic                                                      5,663,000          5,213,639                   8.6%
          Latin                                                         1,818,000          1,120,155                  62.3%
          Pacific                                                         974,000            996,010                  -2.2%

 (*) Excludes the fair value adjustments related to SFAS 133.